Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http:\www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: Tnoland@humana.com

Humana Inc. Reports Financial Results for Third Quarter
and First Nine Months of 2003

     LOUISVILLE, KY (October 27, 2003) -- Humana Inc. (NYSE: HUM) today reported earnings per diluted share of $.38 for the third quarter ended September 30, 2003 ("3Q03") compared to $.31 in earnings per diluted share for the third quarter ended September 30, 2002 ("3Q02"), an increase of 23 percent.

     Net income of $62,119,000 for 3Q03 increased 19 percent over the prior year, up from $52,331,000 in 3Q02. Pretax margin of 3.0 percent for 3Q03 increased 30 basis points from the 3Q02 pretax margin of 2.7 percent.

     The increase in year-over-year results for 3Q03 was driven by the improvement in the company's Commercial segment.

     Results for the nine months ended September 30, 2003 ("the 2003 period") also improved over those for the nine months ended September 30, 2002 ("the 2002 period"). Earnings per diluted share for the 2003 period of $1.01 increased 17 percent compared to $.86 for the 2002 period. Net income of $162,625,000 increased 13 percent for the 2003 period versus $144,460,000 in the 2002 period. The company's pretax margin of 2.7 percent in the 2003 period increased 20 basis points over that for the 2002 period of 2.5 percent.

     Results for the 2003 period include the writedown of building and equipment of $17,233,000 pretax ($10,529,000 net of income tax benefit or $.07 per diluted share), gain on the sale of a venture capital investment of $15,200,000 pretax ($10,108,000 net of income taxes or $.06 per diluted share), and software abandonment charges of $13,527,000 pretax ($8,265,000 net of income tax benefit or $.05 per diluted share). Each of these items was recorded during the six months ended June 30, 2003. The net impact of these items reduced pretax income for the 2003 period by $15,560,000 ($8,686,000 net of income taxes or $.05 per diluted share).

     "We were pleased with the significant growth in profitability of our commercial segment in the third quarter, as well as our successful bid on the government side for the new TRICARE South region contract," said Michael B. McCallister, Humana's president and chief executive officer. "The government segment continues to provide a solid base of earnings as we expand our commercial segment's revenues, income and membership."

     Segment Results

     Commercial segment pretax income increased to $25,952,000 in 3Q03 from $4,540,000 in 3Q02. Commercial segment pretax margin of 1.5 percent in 3Q03 was 120 basis points higher than the related pretax margin of 0.3 percent in 3Q02. The improvement in year-over-year Commercial segment results during 3Q03 was driven by a 60 basis point decline in the medical expense ratio, coupled with gains in administrative efficiencies.

     For the 2003 period, Commercial segment pretax income increased to $106,948,000 versus $45,528,000 in the 2002 period. Pretax margin for the 2003 period in the Commercial segment was 2.1 percent, a 110 basis point increase from 1.0 percent in the 2002 period.

     Commercial segment pretax results for the 2003 period include software abandonment charges of $13,527,000, gain on the sale of a venture capital investment of $12,423,000 and the writedown of building and equipment of $4,325,000. Each of these items was recorded during the six months ended June 30, 2003.

     Government segment pretax income of $67,460,000 in 3Q03 compares to 3Q02 Government segment pretax income of $72,417,000. Pretax margin for the Government segment decreased 70 basis points to 4.8 percent in 3Q03 compared to 5.5 percent in 3Q02. The decline in year-over-year Government segment results during 3Q03 was primarily driven by an increase in the TRICARE medical expense ratio, partially offset by improvement in the medical expense ratio for the Medicare+Choice business.

     Government segment pretax income for the 2003 period decreased to $138,056,000 from $166,913,000 in the 2002 period. Government segment pretax margin was 3.4 percent during the 2003 period versus 4.2 percent in the 2002 period.

     Government segment pretax results for the 2003 period include the writedown of building and equipment of $12,908,000 and gain on the sale of a venture capital investment of $2,777,000. Each of these items was recorded during the six months ended June 30, 2003.

     Revenues and Membership

     Consolidated revenues for 3Q03 totaled $3,111,765,000, compared to $2,841,627,000 in 3Q02, a 10 percent increase. Medical membership as of September 30, 2003 totaled 6,625,100, essentially unchanged compared to the 6,631,400 medical members as of September 30, 2002.

     For the 2003 period, consolidated revenues were $9,073,439,000 versus $8,406,149,000 in the 2002 period, an increase of 8 percent. Consolidated revenues for the 2003 period include the gain on the sale of a venture capital investment of $15,200,000 recorded during the six months ended June 30, 2003.

     Commercial segment premiums and administrative services fees totaled $1,679,518,000 during 3Q03 compared to a total of $1,491,270,000 during 3Q02, or 13 percent higher than in the prior year. Commercial segment medical membership was 3,036,400 as of September 30, 2003, a growth of 2 percent from September 30, 2002. Per member premiums for the Commercial segment fully insured medical business, net of benefit changes, increased in the range of 12 to 14 percent during 3Q03 compared to 3Q02.

     Commercial segment premiums and administrative services fees for the 2003 period were $4,985,574,000 versus $4,405,068,000 in the 2002 period, an increase of 13 percent.

     Government segment premiums and administrative services fees for 3Q03 totaled $1,403,764,000, or 6 percent higher than the related 3Q02 premiums and administrative services fees of $1,322,122,000.

     Medicare+Choice membership totaled 324,600 at September 30, 2003, a decline of 24,400 members from the prior year's quarter. Per member premiums for the Medicare+Choice business, net of benefit changes, increased in the range of 4 to 6 percent during 3Q03 compared to 3Q02.

     TRICARE's insured membership totaled 1,746,300 at September 30, 2003, versus comparable membership at September 30, 2002 of 1,755,700. TRICARE ASO membership was 1,057,000 at September 30, 2003, up 2 percent from September 30, 2002 membership of 1,038,400. TRICARE premium revenues and administrative services fees increased year-over-year by approximately 18 percent during 3Q03 due to a change in the monthly base revenue effective in July 2003.

     Medicaid membership of 460,800 at September 30, 2003 declined by approximately 9 percent from September 30, 2002. Approximately 84 percent of the company's Medicaid membership is in Puerto Rico. Per member premiums for the Medicaid business, net of benefit changes, increased in the range of 8 to 10 percent during 3Q03 versus 3Q02.

     Government segment premiums and administrative services fees for the 2003 period were $3,986,866,000 versus $3,922,719,000 in the 2002 period, an increase of 2 percent.

     Medical and SG&A Expenses

     The company's 3Q03 medical expense ratio (medical expenses as a percent of premiums) of 83.8 percent increased 20 basis points compared to the 3Q02 medical expense ratio of 83.6 percent.

     For the 2003 period, the medical expense ratio was 83.7 percent, unchanged from that for the 2002 period.

     The selling, general and administrative ("SG&A") expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) for 3Q03 of 14.9 percent decreased by 30 basis points from the 3Q02 SG&A ratio of 15.2 percent.

     For the 2003 period, the SG&A expense ratio was 15.3 percent compared to 15.4 percent in the 2002 period. SG&A expenses for the 2003 period include the writedown of building and equipment of $17,233,000 recorded during the six months ended June 30, 2003. This resulted in an increase to the 2003 period SG&A ratio of 20 basis points.

     Cash flows from operations

     Cash flows provided by operations for 3Q03 of $69,654,000 compared to cash flows provided by operations of $82,613,000 in 3Q02 due to normal fluctuation in working capital items. Neither quarter's cash flows from operations were impacted by the timing of the monthly receipt of the Medicare+Choice premium payment from the Centers for Medicare and Medicaid Services ("CMS").

     The fixed monthly Medicare+Choice premium payment from CMS is due to Humana on the first day of each month. However, if the first of the month falls on a weekend or a holiday, the company receives that payment on the last business day of the prior month, often resulting in a significant impact on cash flows from operations.

     Cash flows provided by operations for the 2003 period totaled $122,920,000, inclusive of the negative impact of $205,755,000 from the timing of the receipt of the premium payment from CMS. Cash flows used in operations for the 2002 period of $101,302,000 included the negative impact of $216,628,000 related to the timing of the premium payment receipt from CMS.

     Non-GAAP Financial Measures

     There were no non-GAAP financial measures for 3Q03 or 3Q02. The following is a reconciliation of the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States, or GAAP, to certain non-GAAP financial measures used by the company for the 2003 period and 2002 period.
	For the nine months ended September 30,
	2003	2002
	(in thousands)

GAAP operating cash flows	$122,920	$(101,302)
Timing of premium payment receipt from CMS	205,755	216,628
Non-GAAP operating cash flows[1]	$328,675	$115,326

     1 Management believes the difference in timing of this cash event between periods may be so significant as to distort a particular period's trend in operating cash flows. Management believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the relevance of a factor to normal operating results. In some cases, large factors or events may obscure short-term patterns and long-term trends. When reviewing and analyzing our cash flow position, management apportions the appropriate CMS premium payment in each month. To do otherwise would distort a meaningful analysis of our cash flow. Decisions such as management's forecast or business plans regarding cash flow, therefore, use this non-GAAP financial measure.

     Share Repurchase Program

     In July 2003, the company announced that its Board of Directors authorized the use of up to $100 million for the repurchase of its common shares, exclusive of shares repurchased in connection with employee stock plans. During 3Q03, there were no shares repurchased under the July 2003 authorization. However, during 3Q03 the company repurchased 1,412,000 shares for an aggregate purchase price of $23,127,000, an average price of $16.38 per share in connection with employee stock plans.

     Guidance

     The company offers the GAAP guidance detailed below for the investor community.

     For the Fourth Quarter Ending December 31, 2003

  Earnings per diluted share of $.39 to $.41.

     For the Year Ending December 31, 2003

  Earnings per diluted share of $1.40 to $1.42 (includes $.05 net loss per diluted share related to the gain on the sale of a venture capital investment, writedown of building and equipment, and software abandonment charges).

  Consolidated revenues of over $12 billion.

  Commercial segment pretax income of over $125 million (includes net expense of $5.4 million related to software abandonment charges, gain on the sale of a venture capital investment and writedown of building and equipment).

  Growth in Commercial segment medical membership of 2 to 3 percent for fully insured and ASO products combined.

  Growth in per member premiums, net of benefit changes, in the range of 12 to 14 percent for Commercial segment fully insured medical business.

  Increases in per member Commercial segment fully insured medical costs in the range of 12 to 14 percent.

  Commercial segment SG&A ratio of between 16.5 and 16.9 percent (includes the impact of the write-down of building and equipment of $4.3 million).

  Medicare+Choice membership of between 325,000 and 330,000 by year end.

  Growth in per member premiums, net of benefit changes, in the range of 4 to 6 percent for Medicare+Choice business.

  Increases in per member Medicare+Choice medical costs in the range of 4 to 6 percent.

  Pretax margin for the company's TRICARE business of approximately 3 percent.

  Government segment SG&A ratio of between 12.8 and 13.2 percent (includes impact of the write-down of building and equipment of $12.9 million).

  Cash flows provided by operations of between $400 million and $425 million.

  Capital expenditures of approximately $95 million.

  An effective tax rate of approximately 34 percent.

     For the Year Ending December 31, 2004

  Earnings per diluted share of approximately $1.60 (range of $1.55 to $1.65).

  Consolidated revenues of over $13 billion.

  Commercial segment pretax income of over $170 million.

  Growth in Commercial segment medical membership of 6 to 9 percent for fully insured and ASO products combined, with growth of over 200 thousand members in the first quarter. (Approximately 60 to 70 percent of the 2004 growth is anticipated to be in ASO products.)

  Growth in per member premiums, net of benefit changes, in the range of 11 to 13 percent for Commercial segment fully insured medical business.

  Increases in per member Commercial segment fully insured medical costs in the range of 11 to 13 percent.

  Commercial segment SG&A ratio of between 15.8 and 16.2 percent.

  Medicare+Choice membership of between 325,000 and 350,000 by year end.

  Growth in per member premiums, net of benefit changes, in the range of 2 to 4 percent for Medicare+Choice business.

  Increases in per member Medicare+Choice medical costs in the range of 2 to 4 percent.

  Pretax margin for the company's TRICARE business in the range of 2 to 4 percent.

  Government segment SG&A ratio of between 12.8 and 13.2 percent.

  An effective tax rate of approximately 34 percent.

     Conference Call

     Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and earnings guidance.

     All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

     A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

     For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com, approximately two hours following the live web cast. An audio recording of the conference call will also be available in the Audio Archives located on the Investor Relations page at www.humana.com approximately two hours after the live call.

***********

     This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2002;
  Form 10-Qs for the quarters ended March 31, 2003 and June 30, 2003.

***********

     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services -- through traditional and Internet-based plans -- to employer groups, government-sponsored plans, and individuals.

     More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences).
Humana Inc.
In thousands
	September 30,			Percent
Ending Medical Membership	2003	2002	Difference	Change

Commercial:
Fully insured	2,324.6	2,323.6	1.0	0.0
ASO	711.8	658.6	53.2	8.1
Total Commercial	3,036.4	2,982.2	54.2	1.8
Government:
Medicare+Choice	324.6	349.0	(24.4)	(7.0)
Medicaid	460.8	506.1	(45.3)	(9.0)
TRICARE	1,746.3	1,755.7	(9.4)	(0.5)
TRICARE ASO	1,057.0	1,038.4	18.6	1.8
Total Government	3,588.7	3,649.2	(60.5)	(1.7)
Total ending medical membership	6,625.1	6,631.4	(6.3)	(0.1)

	September 30,			Percent
Ending Specialty Membership	2003	2002	Difference	Change

Commercial:
Dental-fully insured	753.0	777.5	(24.5)	(3.2)
Dental-ASO	362.7	306.8	55.9	18.2
Total Dental	1,115.7	1,084.3	31.4	2.9
Group life	504.4	522.1	(17.7)	(3.4)
Short-term disability	19.0	23.0	(4.0)	(17.4)
Total ending specialty membership	1,639.1	1,629.4	9.7	0.6

	Three months ended		Nine months ended
	September 30,		September 30,
Premiums	2003	2002	2003	2002

Commercial:
Fully insured medical	$1,567,284	$1,379,897	$4,655,856	$4,076,431
Specialty	81,199	84,806	238,737	251,347
Total Commercial	1,648,483	1,464,703	4,894,593	4,327,778

Government:
Medicare+Choice	626,840	647,265	1,893,114	1,981,931
Medicaid	120,498	118,902	357,733	343,389
TRICARE	620,477	521,466	1,627,212	1,484,789
Total Government	1,367,815	1,287,633	3,878,059	3,810,109
Total premiums	$3,016,298	$2,752,336	$8,772,652	$8,137,887

	Three months ended		Nine months ended
	September 30,		September 30,
Administrative services fees	2003	2002	2003	2002

Commercial	$31,035	$26,567	$90,981	$77,290
Government	35,949	34,489	108,807	112,610
Total Administrative services fees	$66,984	$61,056	$199,788	$189,900

Humana Inc.
Dollars in thousands, except per share results

	Three months ended		Nine months ended
	September 30,		September 30,
Consolidated Statements of Income	2003	2002	2003		2002
Revenues:
Premiums	$3,016,298	$2,752,336	$8,772,652		$8,137,887
Administrative services fees	66,984	61,056	199,788		189,900
Investment income	26,219	25,706	95,264	(a)	72,695
Other income	2,264	2,529	5,735		5,667
Total revenues	3,111,765	2,841,627	9,073,439		8,406,149
Operating expenses:
Medical	2,528,123	2,301,021	7,344,534		6,811,748
Selling, general and administrative	458,381	429,019	1,371,196	(b)	1,278,516
Depreciation	24,723	26,592	91,009	(c)	78,763
Other intangible amortization	2,389	3,931	9,223		11,793
Total operating expenses	3,013,616	2,760,563	8,815,962		8,180,820
Income from operations	98,149	81,064	257,477		225,329
Interest expense	4,737	4,107	12,473		12,888
Income before income taxes	93,412	76,957	245,004	(d)	212,441
Provision for income taxes	31,293	24,626	82,379		67,981
Net income	$62,119	$52,331	$162,625	(d)	$144,460

Basic earnings per common share	$0.39	$0.32	$1.03		$0.88
Diluted earnings per common share	$0.38	$0.31	$1.01	(d)	$0.86

Shares used in computing basic earnings per common share (000's)	159,454	163,933	158,202		164,348
Shares used in computing diluted earnings per common share (000's)	162,549	167,534	161,384		168,242

Operating Results by Segment

Commercial pretax income	25,952	4,540	106,948	(d)	45,528
Government pretax income	67,460	72,417	138,056	(d)	166,913
Consolidated pretax income	93,412	76,957	245,004	(d)	212,441

Key Ratios

Medical expense ratio
Commercial	83.7%	84.3%	82.7%		83.4%
Government	84.0%	82.8%	85.0%		84.1%
Total	83.8%	83.6%	83.7%		83.7%

Selling, general, and administrative expense ratio
Commercial	16.6%	17.0%	16.8%	(e)	17.0%
Government	12.9%	13.3%	13.4%	(e)	13.5%
Total	14.9%	15.2%	15.3%	(e)	15.4%

(a) Includes a gain on the sale of a venture capital investment of $15.2 million pretax ($10.1 million after tax, or $0.06 per diluted share).
(b) Includes a writedown of building and equipment of $17.2 million pretax ($10.5 million after tax, or $0.07 per diluted share).
(c) Includes accelerated depreciation of abandoned software $13.5 million pretax ($8.3 million after tax, or $0.05 per diluted share).
(d) Includes the total impact of items (a), (b), and (c) of $15.5 million pretax ($8.7 million after tax, or $0.05 per diluted share). Of the
$15.5 million pretax, $5.4 million relates to Commercial and $10.1 million relates to Government.
(e) Includes the impact of a writedown of building and equipment of $17.2 million pretax ($4.3 million for Commercial and $12.9 for
Government) which increased the selling, general, and administrative expense ratio by 20 basis points (10 basis points for Commercial and 40 basis points for Government).
Humana Inc.
Dollars in thousands, except per share results

	September 30,	June 30,	December 31,
Consolidated Balance Sheets	2003	2003	2002
Assets
Current assets:
Cash and cash equivalents	$635,837	$754,942	$721,357
Investment securities	1,682,402	1,399,220	1,405,833
Receivables, net:
Premiums	461,684	402,821	348,562
Administrative services fees	10,952	36,688	68,316
Other	288,836	223,800	250,857
Total current assets	3,079,711	2,817,471	2,794,925

Property and equipment, net	413,402	417,446	459,842

Other assets:
Long-term investment securities	320,464	329,178	288,724
Goodwill	776,874	776,874	776,874
Other	159,273	152,885	279,665
Total other assets	1,256,611	1,258,937	1,345,263
Total assets	$4,749,724	$4,493,854	$4,600,030
Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,296,566	$1,287,364	$1,142,131
Trade accounts payable and accrued expenses	438,926	455,541	552,689
Book overdraft	218,751	79,536	94,882
Unearned premium revenues	108,161	100,445	335,757
Short-term debt	-	265,000	265,000
Total current liabilities	2,062,404	2,187,886	2,390,459
Long-term debt	644,440	334,610	339,913
Other long-term liabilities	283,756	265,098	263,184
Total liabilities	2,990,600	2,787,594	2,993,556
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
173,112,860 shares issued at September 30, 2003	28,854	28,708	28,556
Capital in excess of par value	961,015	938,648	931,089
Retained earnings	883,502	821,383	720,877
Accumulated other comprehensive income	20,086	29,839	22,455
Unearned restricted stock compensation	(357)	(1,469)	(6,516)
Treasury stock, at cost, 12,018,281 shares at September 30, 2003	(133,976)	(110,849)	(89,987)
Total stockholders' equity	1,759,124	1,706,260	1,606,474
Total liabilities and stockholders' equity	$4,749,724	$4,493,854	$4,600,030

Debt to total capitalization ratio	26.8%	26.0%	27.4%

Humana Inc.
Dollars in thousands

	Three months ended		Nine months ended
	September 30,		September 30,
Consolidated Statements of Cash Flows	2003	2002	2003		2002
Cash flows from operating activities
Net income	$62,119	$52,331	$162,625		$144,460
Adjustments to reconcile net income to net
Cash provided by operating activities:
Building and equipment writedown	-	-	17,233		-
Depreciation and amortization	27,112	30,523	86,705		90,556
Accelerated depreciation of software	-	-	13,527		-
Provision for deferred income taxes	19,159	11,183	30,213		34,221
Changes in operating assets and liabilities:
Receivables	(33,127)	(39,819)	7,509		(231,012)
Other assets	5,605	27,996	(17,022)		268
Medical and other expenses payable	9,202	(30,258)	154,435		78,045
Other liabilities	(25,830)	21,424	(85,899)		4,742
Unearned revenues	7,716	7,015	(227,596)		(235,063)
Other	(2,302)	2,218	(18,810)		12,481
Net cash provided by (used in) operating activities	69,654	82,613	122,920	(a)	(101,302)	(b)

Cash flows from investing activities
Purchases of property and equipment, net	(20,020)	(26,851)	(62,497)		(83,581)
Divestiture	-	-	-		1,109
Purchases of investment securities	(1,398,118)	(641,706)	(3,659,394)		(1,639,803)
Proceeds from maturities of investment securities	200,535	95,228	585,461		273,199
Proceeds from sales of investment securities	871,272	469,688	2,768,446		1,339,124
Net cash used in investing activities	(346,331)	(103,641)	(367,984)		(109,952)

Cash flows from financing activities
Proceeds from swap exchange	-	-	31,556		-
Proceeds from issuance of senior notes	299,139	-	299,139		-
Net commercial paper conduit (repayments) borrowings	(265,000)	-	(265,000)		2,000
Change in book overdraft	139,215	(28,877)	123,869		(48,355)
Common stock repurchases	(23,127)	(25,439)	(44,147)		(25,439)
Other	7,345	380	14,127		7,364
Net cash provided by (used in) provided by financing activities	157,572	(53,936)	159,544		(64,430)

Decrease in cash and cash equivalents	(119,105)	(74,964)	(85,520)		(275,684)
Cash and cash equivalents at beginning of period	754,942	450,700	721,357		651,420
Cash and cash equivalents at end of period	$635,837	$375,736	$635,837		$375,736

(a) Includes the negative impact of receiving the $205.8 million January 2003 CMS payment early in December 2002. This receipt is payable to us on the first day of the month. When the first day of the month falls on a weekend or holiday (e.g. New Year's Day), we receive this payment at the end of the previous month.

(b) Includes the negative impact of receiving the $216.6 million January 2002 CMS payment early in December 2001. This receipt is payable to us on the first day of the month. When the first day of the month falls on a weekend or holiday (e.g. New Year's Day), we receive this payment at the end of the previous month.
Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	+Choice	Medicaid	TRICARE	ASO	Segment	Medical

September 30, 2003
Capitated HMO
Hospital system based A	5.6%	-	4.3%	12.2%	2.9%	-	-	1.5%	2.8%
Capitated HMO
Physician group based A	3.3%	-	2.5%	1.8%	47.2%	-	-	6.2%	4.5%
Risk-sharing B	2.7%	-	2.1%	48.7%	44.0%	-	-	10.0%	6.4%
All other membership	88.4%	100.0%	91.1%	37.3%	5.9%	100.0%	100.0%	82.3%	86.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

September 30, 2002
Capitated HMO
Hospital system based A	6.3%	-	4.9%	13.5%	2.2%	-	-	1.6%	3.1%
Capitated HMO
Physician group based A	3.2%	-	2.5%	3.3%	47.5%	-	-	6.9%	4.9%
Risk-sharing B	3.0%	-	2.3%	42.8%	42.9%	-	-	10.0%	6.6%
All other membership	87.5%	100.0%	90.3%	40.4%	7.4%	100.0%	100.0%	81.5%	85.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-
based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.
Humana Inc.

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Nine		For the Twelve
	Months Ended		Months Ended
	September 30, 2003		December 31, 2002
Balances at January 1	$1,142,131		$1,086,386

Incurred related to:
Current year	7,420,343		9,125,915
Prior years - TRICARE	(33,852)		25,685	(1)
Prior years - non-TRICARE	(41,957)	(2)	(13,404)	(2)
Total incurred	7,344,534		9,138,196

Paid related to:
Current year	(6,162,062)		(8,002,610)
Prior years	(1,028,037)		(1,079,841)
Total paid	(7,190,099)		(9,082,451)

Balances at end of period	$1,296,566		$1,142,131

(1) Changes in estimates of medical expenses payable for TRICARE may result from issues that entitle us to additional revenues derived from change orders or the bid price adjustment process, which was the case with substantially all of the unfavorable development for prior periods recognized during 2002.

(2) Changes in estimates of non-TRICARE incurred claims for prior years recognized during 2003 and 2002 related primarily to our commercial lines of business. The impact of any reduction of "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.
Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
			September 30,	June 30,	December 31,
			2003	2003	2002
A IBNR and other medical expenses payable			$788,124	$778,460	$650,606
B TRICARE IBNR			280,429	232,591	212,826
C TRICARE other medical expenses payable			25,941	24,677	37,793
D Unprocessed claim inventories			106,800	92,100	92,300
E Processed claim inventories			47,515	126,516	105,422
F Payable to pharmacy benefit administrator			47,757	33,020	43,184
Total medical and other expenses payable			$1,296,566	$1,287,364	$1,142,131

A IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).
B TRICARE IBNR has increased primarily due to an increase in claim inventories at our third party claim administrator for claims not submitted electronically.
C TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the
Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment
(cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).
D Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.
E Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.
F The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:
Due to increasing electronic connectivity and other efficiencies gained by our providers with regards to the claim submission process, the average length of time between when a claim was initially incurred and when the claim form was received has generally shortened over the past several years. Below is a summary:

	Average # of Days from Incurred Date to Receipt Date (1)
	2003	2002	Change	% Change
1st Quarter Average	17.1	19.0	(1.9)	-10.0%
2nd Quarter Average	16.7	18.1	(1.4)	-7.7%
3rd Quarter Average	16.6	17.3	(0.7)	-4.0%
4th Quarter Average	0.0	16.9	n/a	n/a
Full Year Average	16.8	17.8	(1.0)	-5.6%

(1) Receipt cycle time data for our 2 largest claim processing platforms representing approximately 90% of our
Claims volume.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

	Estimated		Number
	Valuation	Claim Item	of Days
Date	(000)	Counts	On Hand

12/31/2001	$125,400	518,100	5.0
3/31/2002	$121,000	559,600	5.2
6/30/2002	$110,300	513,100	4.8
9/30/2002	$108,800	496,200	4.8
12/31/2002	$92,300	424,200	4.5
3/31/2003	$99,000	421,700	4.4
6/30/2003	$92,100	446,600	4.7
9/30/2003	$106,800	528,400	5.8

Days in Claims Payable (Quarterly):
A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

	Days			DCP
	in Claims	Annual		Excluding	Annual
Quarter Ended	Payable (DCP)	Change	% Change	Capitation	Change	% Change
12/31/2001	47.4	(3.9)	-7.6%	57.1	(4.4)	-7.2%
3/31/2002	47.2	(2.3)	-4.6%	56.2	(3.4)	-5.7%
6/30/2002	46.8	(3.1)	-6.2%	55.3	(4.7)	-7.8%
9/30/2002	46.6	(2.5)	-5.1%	55.3	(3.9)	-6.6%
12/31/2002	45.2	(2.2)	-4.6%	53.3	(3.8)	-6.7%
3/31/2003	46.5	(0.7)	-1.5%	54.7	(1.5)	-2.7%
6/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2003	2002
4th quarter-prior year				45.2	47.4
Impact of change in claim receipt cycle time				(0.5)	(2.6)
Impact of change in unprocessed claim inventories				0.5	(1.3)
Impact of change in processed claim inventories				(2.2)	0.2
Impact of changing TRICARE reserve balances				2.5	0.3
Impact of change in pharmacy payment cutoff				0.2	0.7
All other				1.5	0.5
Year to date-current year				47.2	45.2